Exhibit 99.1

Global Partners Reports Second-Quarter 2019 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--August 8, 2019--Global Partners LP (NYSE: GLP) today reported financial results for the second quarter ended June 30, 2019.

“We continued our solid performance in the second quarter, highlighted by a product margin increase of approximately 16% in our Gasoline Distribution and Station Operations (GDSO) segment,” said President and Chief Executive Officer Eric Slifka. “That increase is primarily attributable to the Champlain Oil and Cheshire Oil acquisitions, which closed in July 2018, and to higher GDSO fuel margins.”

Financial Highlights

Net income attributable to the Partnership was $14.5 million, or $0.36 per diluted common limited partner unit, for the second quarter of 2019 compared with net income attributable to the Partnership of $6.4 million, or $0.19 per diluted common limited partner unit, for the same period of 2018.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2019 was $64.0 million compared with $53.1 million for the year-earlier period.

Distributable cash flow (DCF) was $28.1 million in the second quarter of 2019 compared with $21.0 million in the same period of 2018.

Adjusted EBITDA was $62.8 million in the second quarter of 2019 compared with $56.1 million in the second quarter of 2018.

Gross profit in the second quarter of 2019 was $167.1 million compared with $149.3 million in the second quarter of 2018, primarily due to higher margins in the GDSO segment. Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $188.0 million in the second quarter of 2019 compared with $169.9 million in the second quarter of 2018.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and six months ended June 30, 2019 and 2018.

GDSO segment product margin was $145.4 million in the second quarter of 2019, an increase of $19.8 million from $125.6 million in the second quarter of 2018, primarily driven by the July 2018 acquisitions of Champlain Oil and Cheshire Oil and by higher fuel margins.

Wholesale segment product margin was $38.0 million in the second quarter of 2019 compared with $38.5 million in the second quarter of 2018. The decrease was primarily attributable to the expiration in June 2018 of a take-or-pay contract with one particular crude oil customer, partly offset by favorable market conditions in wholesale gasoline and gasoline blendstocks.

Commercial segment product margin was $4.5 million in the second quarter of 2019 compared with $5.8 million in the same period of 2018 due primarily to less bunkering activity.

Sales in the second quarter of 2019 were $3.5 billion compared with $3.1 billion in the second quarter of 2018. Wholesale segment sales were $2.0 billion in the second quarter of 2019 compared with $1.6 billion in the second quarter of 2018. GDSO segment sales were $1.1 billion in the second quarter of 2019 compared with $1.2 billion in the second quarter of 2018. Commercial segment sales were $0.4 billion in the second quarter of 2019 versus $0.3 billion in the second quarter of 2018.

Volume in the second quarter of 2019 was 1.6 billion gallons compared with 1.3 billion gallons in the same period of 2018. Wholesale segment volume was 1.0 billion gallons in the second quarter of 2019 compared with 786.9 million gallons in the second quarter of 2018. GDSO segment volume was 411.0 million gallons in the second quarter of 2019 compared with 394.7 million gallons in the same period of 2018. Commercial segment volume was 183.3 million gallons in the second quarter of 2019 compared with 155.5 million gallons in the same period of 2018.

Recent Highlights

  Global’s Board of Directors announced an increase of its quarterly cash distribution from $0.51 to $0.5150 per unit on all of its outstanding common units for the period from April 1 to June 30, 2019. The distribution will be paid on August 14, 2019 to unitholders of record as of the close of business on August 9, 2019.
  Global’s Board of Directors announced a quarterly cash distribution of $0.609375 per unit, or $2.4375 per unit on an annualized basis, on the Partnership’s Series A preferred units for the period from May 15, 2019 through August 14, 2019. This distribution will be paid on August 15, 2019 to holders of record as of the opening of business on August 1, 2019.
  On July 31, 2019, Global completed a private offering of $400 million in aggregate principal amount of 7.00% senior unsecured notes due 2027. Global used the net proceeds from the offering to fund the purchase of its 6.25% senior notes due 2022 in a cash tender offer and to repay a portion of the borrowings outstanding under its credit agreement.
Business Outlook

“We had solid performance through the first half of the year and our terminal network and retail assets provide us with a strong foundation as we move forward,” Slifka said.

For full-year 2019, Global affirms its EBITDA guidance in the range of $200 million to $225 million, before recognition of an early extinguishment of debt expense in the third quarter of 2019 related to the Partnership’s recently completed private offering. Global’s guidance excludes gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

With respect to 2019 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the sale of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

Financial Results Conference Call

Management will review the Partnership’s second-quarter 2019 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non‑GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

With approximately 1,600 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Sales	$3,507,540	$3,126,575	$6,487,166	$5,929,466
Cost of sales	3,340,397	2,977,314	6,163,179	5,635,875
Gross profit	167,143	149,261	323,987	293,591

Costs and operating expenses:
Selling, general and administrative expenses	40,968	39,954	82,058	79,320
Operating expenses	86,451	76,218	169,395	150,267
Gain on trustee taxes	-	-	-	(52,627)
Lease exit and termination gain	-	-	(493)	-
Amortization expense	2,977	2,437	5,953	4,905
Net (gain) loss on sale and disposition of assets	(1,128)	3,033	(575)	4,900
Total costs and operating expenses	129,268	121,642	256,338	186,765

Operating income	37,875	27,619	67,649	106,826

Interest expense	(23,066)	(21,613)	(46,022)	(43,058)

Income before income tax (expense) benefit	14,809	6,006	21,627	63,768

Income tax (expense) benefit	(438)	16	(462)	929

Net income	14,371	6,022	21,165	64,697

Net loss attributable to noncontrolling interest	118	391	450	758

Net income attributable to Global Partners LP	14,489	6,413	21,615	65,455

Less: General partner's interest in net income, including incentive distribution rights	366	110	670	506
Less: Series A preferred limited partner interest in net income	1,682	-	3,364	-

Net income attributable to common limited partners	$12,441	$6,303	$17,581	$64,949

Basic net income per common limited partner unit (1)	$0.37	$0.19	$0.52	$1.93

Diluted net income per common limited partner unit (1)	$0.36	$0.19	$0.51	$1.92

Basic weighted average common limited partner units outstanding	33,755	33,652	33,754	33,652

Diluted weighted average limited partner units outstanding	34,286	33,863	34,259	33,831
(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$10,446	$8,121
Accounts receivable, net	373,905	334,777
Accounts receivable - affiliates	4,731	5,435
Inventories	426,029	386,442
Brokerage margin deposits	19,954	14,766
Derivative assets	9,071	26,390
Prepaid expenses and other current assets	87,272	98,977
Total current assets	931,408	874,908

Property and equipment, net	1,106,114	1,132,632
Right of use assets, net	315,377	-
Intangible assets, net	52,243	58,532
Goodwill	325,186	327,406
Other assets	33,587	30,813

Total assets	$2,763,915	$2,424,291

Liabilities and partners' equity
Current liabilities:
Accounts payable	$283,127	$308,979
Working capital revolving credit facility - current portion	206,100	103,300
Lease liability—current portion	70,084	-
Environmental liabilities - current portion	6,092	6,092
Trustee taxes payable	40,206	42,613
Accrued expenses and other current liabilities	82,976	117,274
Derivative liabilities	12,583	4,494
Total current liabilities	701,168	582,752

Working capital revolving credit facility - less current portion	150,000	150,000
Revolving credit facility	212,000	220,000
Senior notes	665,826	664,455
Long-term lease liability - less current portion	255,418	-
Environmental liabilities - less current portion	55,455	57,132
Financing obligations	149,710	149,997
Deferred tax liabilities	42,772	42,856
Other long-term liabilities	45,559	57,905
Total liabilities	2,277,908	1,925,097

Partners' equity
Global Partners LP equity	484,594	497,331
Noncontrolling interest	1,413	1,863
Total partners' equity	486,007	499,194

Total liabilities and partners' equity	$2,763,915	$2,424,291

GLOBAL PARTNERS LP FINANCIAL RECONCILIATIONS (In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$29,384	$23,450	$56,374	$48,837
Crude oil	(798)	5,418	(7,024)	10,491
Other oils and related products	9,415	9,615	23,495	26,302
Total	38,001	38,483	72,845	85,630
Gasoline Distribution and Station Operations segment:
Gasoline distribution	87,874	76,954	175,299	147,099
Station operations	57,552	48,680	108,512	92,214
Total	145,426	125,634	283,811	239,313
Commercial segment	4,546	5,809	11,004	11,046
Combined product margin	187,973	169,926	367,660	335,989
Depreciation allocated to cost of sales	(20,830)	(20,665)	(43,673)	(42,398)
Gross profit	$167,143	$149,261	$323,987	$293,591

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$14,371	$6,022	$21,165	$64,697
Net loss attributable to noncontrolling interest	118	391	450	758
Net income attributable to Global Partners LP	14,489	6,413	21,615	65,455
Depreciation and amortization, excluding the impact of noncontrolling interest	25,977	25,054	53,912	51,173
Interest expense, excluding the impact of noncontrolling interest	23,066	21,613	46,022	43,058
Income tax expense (benefit)	438	(16)	462	(929)
EBITDA (1)	63,970	53,064	122,011	158,757
Net (gain) loss on sale and disposition of assets	(1,128)	3,033	(575)	4,900
Adjusted EBITDA (1)	$62,842	$56,097	$121,436	$163,657

Reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Net cash provided by (used in) operating activities	$53,545	$87,488	$(33,492)	$(16,226)
Net changes in operating assets and liabilities and certain non-cash items	(13,069)	(56,124)	108,967	132,747
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(10)	103	52	107
Interest expense, excluding the impact of noncontrolling interest	23,066	21,613	46,022	43,058
Income tax expense (benefit)	438	(16)	462	(929)
EBITDA (1)	63,970	53,064	122,011	158,757
Net (gain) loss on sale and disposition of assets	(1,128)	3,033	(575)	4,900
Adjusted EBITDA (1)	$62,842	$56,097	$121,436	$163,657

Reconciliation of net income to distributable cash flow
Net income	$14,371	$6,022	$21,165	$64,697
Net loss attributable to noncontrolling interest	118	391	450	758
Net income attributable to Global Partners LP	14,489	6,413	21,615	65,455
Depreciation and amortization, excluding the impact of noncontrolling interest	25,977	25,054	53,912	51,173
Amortization of deferred financing fees and senior notes discount	1,600	1,717	3,327	3,430
Amortization of routine bank refinancing fees	(890)	(1,022)	(1,912)	(2,044)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(13,060)	(11,162)	(21,066)	(17,244)
Distributable cash flow (2)(3)	28,116	21,000	55,876	100,770
Distributions to Series A preferred unitholders (4)	(1,682)	-	(3,364)	-
Distributable cash flow after distributions to Series A preferred unitholders	$26,434	$21,000	$52,512	$100,770

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$53,545	$87,488	$(33,492)	$(16,226)
Net changes in operating assets and liabilities and certain non-cash items	(13,069)	(56,124)	108,967	132,747
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(10)	103	52	107
Amortization of deferred financing fees and senior notes discount	1,600	1,717	3,327	3,430
Amortization of routine bank refinancing fees	(890)	(1,022)	(1,912)	(2,044)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(13,060)	(11,162)	(21,066)	(17,244)
Distributable cash flow (2)(3)	28,116	21,000	55,876	100,770
Distributions to Series A preferred unitholders (4)	(1,682)	-	(3,364)	-
Distributable cash flow after distributions to Series A preferred unitholders	$26,434	$21,000	$52,512	$100,770
(1)	EBITDA and Adjusted EBITDA for the six months ended June 30, 2018 include a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.
(2)	As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(3)	Distributable cash flow includes a net gain (loss) on sale and disposition of assets of $1.1 million and ($3.0 million) for the three months ended June 30, 2019 and 2018, respectively, and $0.6 million and ($4.9 million) for the six months ended June 30, 2019 and 2018, respectively. Excluding the net gain (loss) on sale and disposition of assets, distributable cash flow would have been $27.0 million and $24.0 million for the three months ended June 30, 2019 and 2018, respectively, and $55.3 million and $105.7 million for the six months ended June 30, 2019 and 2018, respectively. For the six months ended June 30, 2018, distributable cash flow includes a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.
(4)	Distributions to Series A preferred unitholders represent the distributions earned by the preferred unitholders during the period. Distributions on the Series A Preferred Units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2018.

Contacts

Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Edward J. Faneuil
Executive Vice President, General Counsel and Secretary
Global Partners LP
(781) 894-8800